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                                                                   Exhibit 4.4




NO. 1                                                               1,000 SHARES


                            THE WARWICK SAVINGS BANK
     A STOCK SAVINGS BANK ORGANIZED UNDER THE LAWS OF THE STATE OF NEW YORK




       THIS CERTIFIES THAT WARWICK COMMUNITY BANCORP, INC. is the owner of one thousand (1,000)
 fully paid and non-assessable Shares, par value $.01 per share, of the COMMON
                                    STOCK of

                            THE WARWICK SAVINGS BANK

("Bank"), a stock savings bank organized under the laws of the State of New York. The shares represented by this Certificate are transferable only on the stock transfer books of the Bank by the holder hereof in person or by his or her duly authorized attorney or legal representative upon surrender of this Certificate properly endorsed. The shares represented by this Certificate are not insured by the Federal Deposit Insurance Corporation or by any other government agency.

IN WITNESS WHEREOF, the Bank has caused this Certificate to be executed by the signature of its duly authorized officers and has caused its corporate seal to be hereunto affixed.

      Dated: December ____, 1997


                            ________________________    ________________________
                            Nancy L. Sobotor-Littell    Timothy A. Dempsey
                            Corporate Secretary         President and Chief
                                                        Executive Officer



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                            THE WARWICK SAVINGS BANK

      The shares represented by this Certificate are issued subject to all the provisions of the Restated Organization Certificate and By-Laws of THE WARWICK SAVINGS BANK ("Bank") as from time to time amended (copies of which are on file at the principal office of the Bank), to all of which the holder by acceptance hereof assents. The following description constitutes a summary of certain provisions of, and is qualified in its entirety by reference to, the Restated Organization Certificate.


      The Restated Organization Certificate of the Bank contains a provision, applicable upon the effective date of the conversion of the Bank from a New York mutual savings bank to a New York stock savings bank ("Conversion"), whereby the acquisition of or offer to acquire beneficial ownership of more than 10% of the issued and outstanding shares of any class of equity securities of the Bank entitled to vote generally in the election of directors ("Voting Stock") by any person (i..e., any individual, corporation, group acting in concert, trust, partnership, joint stock company or similar organization), either directly or indirectly, will be prohibited for a period of three years following the date of completion of the Conversion. The transfer of any shares of Voting Stock that would result in a violation of this provision is prohibited and shall be null and void. If, notwithstanding the foregoing prohibition, a person shall, voluntarily or involuntarily, become or attempt to become the purported beneficial owner of shares of Voting Stock in excess of 10%, the number of shares in excess of 10% shall be deemed to be "Excess Shares." The purported beneficial owner of such Excess Shares shall not obtain any rights in and to the Excess Shares, and the purported transfer of the Excess Shares to the purported beneficial owner shall not be recognized by the transfer agent for such shares. Until such time as the Excess Shares are transferred to a person whose acquisition thereof will not violate the above limitation, the transferor of the Excess Shares to the purported beneficial owner shall be deemed to have retained the Excess Shares and shall hold and be entitled to exercise all rights incident to ownership of such Excess Shares. This limitation shall not apply to (a) any offer or sale with a view towards public resale made exclusively by the Bank to any underwriter acting on behalf of the Bank in connection with a public offering of the common stock of the Bank; (b) any corporation formed by the Bank in connection with its conversion from mutual to stock form to acquire all of the shares of stock of the Bank to be issued in connection with such conversion; or (c) any reclassification of securities (including any reverse stock split), or recapitalization of the Bank, or any merger or consolidation of the Bank with any of its subsidiaries or any other transaction or reorganization (including a transaction in which the Bank shall form a holding company) that does not have the effect, directly or indirectly, of changing the beneficial ownership interests of the Bank's shareholders, other than pursuant to the exercise of any appraisal rights. For purposes of the above limitation, the term "person" does not included the Bank or any subsidiary of the Bank, any pension, profit-sharing, stock bonus or other compensation plan maintained by the Bank or by a member of a controlled group of corporations or trades or businesses of which the Bank is a member for the benefit of the employees of the Bank and for any subsidiary, or any trust or custodial arrangement established in connection with any such plan.


      The Restated Organization Certificate of the Bank contains provisions requiring the affirmative vote of the holders of at least 80% of the Voting Stock to approve certain business combinations and other transactions with persons who directly or indirectly acquire or hold the beneficial ownership of in excess of 10% of the Voting Stock of the Bank.

      The Bank will furnish to any shareholder upon written request and without charge, a statement of the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. Such request may be made to the Bank or to its transfer agent and registrar.


      For value received, ___________________________ hereby sell(s), assign(s)

and transfer(s) unto __________________________________ shares of capital stock evidenced by this Certificate, and do(es) hereby irrevocably constitute(s) and appoint(s) __________________________________ as Attorney, to transfer the said shares on the books of the herein named Bank, with full power of substitution.

Date: ___________________________

                              Signature_________________________________________

                              Signature_________________________________________

                              NOTICE: The signature to this assignment must
                                      correspond with the name as written upon the face of the Certificate, in every particular, without alteration or enlargement, or any change whatsoever.